Exhibit 5.1

Watson, Farley & Williams LLP
, 2014	1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

VTTI Energy Partners LP

25-27 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Registration Statement on Form F-1—VTTI Energy Partners LP

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for VTTI Energy Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the proposed initial public offering by VTTI MLP Partners B.V., a company incorporated under the laws of the Netherlands (the “Selling Unitholder”), of up to                              of the Partnership’s common units, each representing limited partnership interests in the Partnership (the “Units”), pursuant to the Partnership’s registration statement on Form F-1 (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”).

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(ii)	the First Amended and Restated Agreement of Limited Partnership filed as an appendix to the prospectus filed with the U.S. Securities and Exchange Commission on June 19, 2014;

(iii)	the underwriting agreement filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”) among the Partnership, VTTI Energy Partners GP LLC, a Marshall Islands limited liability company (the “General Partner”, and together with the Partnership, the “Partnership Entities”), VTTI B.V., a company incorporated under the laws of the Netherlands, the Selling Unitholder, VTTI MLP B.V., a company incorporated under the laws of the Netherlands, VTTI MLP Holdings Ltd, a company incorporated under the laws of the United Kingdom, and the representatives of the underwriters named therein relating to the sale of the Units;

(iv)	the contribution, conveyance and assumption agreement filed as Exhibit 10.1 to the Registration Statement (the “Contribution Agreement”) among the Partnership, the General Partner, VTTI B.V., the Selling Unitholder, VTTI MLP B.V. and VTTI MLP Holdings Ltd; and

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London • New York • Paris • Hamburg • Munich • Frankfurt • Rome • Milan • Madrid • Athens • Singapore • Bangkok • Hong Kong

VTTI Energy Partners LP , 2014	Page 2

(v)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership and the General Partner [and other affiliates of the Partnership][TBD] as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of the Units complies in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that each of the Underwriting Agreement and the Contribution Agreement has been duly and validly authorized by the Partnership and the other parties thereto, and executed and delivered by such parties; and

(iii)	the validity and enforceability of the Underwriting Agreement and the Contribution Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of each of the Partnership Entities and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Partnership Entities in the Underwriting Agreement and the Contribution Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Contribution Agreement, the Registration Statement and the Prospectus, such Units will be validly issued, fully paid and nonassessable.

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We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson, Farley & Williams LLP